THE WORLD FUNDS, INC.

                     Articles Supplementary


          The World Funds, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (the "Corporation") and an open-end investment company registered under the Investment Company Act of 1940, hereby certifies, in accordance with Section 2-105 of the Maryland General Corporation law, to the State Department of Assessments and Taxation of Maryland that:

          FIRST:    The Board of Directors of the Corporation, at
a meeting held on November 2, 1995, adopted resolutions classifying and allocating unallocated and unissued common stock of the corporation as follows: Fifty Million (50,000,000) shares of common stock with a par value of One Cent ($.01) per share to a new series of shares designated as Vontobel Eastern European Equity Fund series.

          SECOND:   The shares of the Vontobel Eastern European
Equity Fund series shall have such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other characteristics as are stated in Article SIXTH of the Articles of Incorporation of the Corporation.

          THIRD:    The aforesaid shares have been duly classified
and allocated by the Board of Directors pursuant to the authority and power contained in the charter of the Corporation.

     IN WITNESS WHEREOF, I have hereunto signed and acknowledged that these Articles Supplementary are the act of the Corporation and under the penalties of perjury, that, to the best of my knowledge, information and belief these matters and facts are true in all material respects.


                         John Pasco, III
                         Chairman and Chief Executive Officer


WITNESS:



________________________
Assistant Secretary







     THE UNDERSIGNED, Chairman and Chief Executive Officer of The World Funds, Inc., who executed on behalf of said Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the approval thereof are true in all material respects, under the penalties for perjury.


                              John Pasco, III
                              Chairman and Chief Executive Officer



Attest:



__________________________
Assistant Secretary